Tianli Agritech, Inc.
2013 Fourth Quarter and Full Year 2013 Earnings Conference Call
March 14, 2014 (8:00an EDT)

OPERATOR:
Welcome everyone to the Tianli Agritech 2013 Fourth Quarter and Full Year 2013 Financial Results Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the "*" key followed by "0."

After today's presentation there will be an opportunity to ask questions. To ask a question, you may press "*" then "1" on your touchtone phone. To withdraw your question, please press "*" then "2." Please note this event is being recorded. I would now like to turn the conference over to Tina Xiao. Please go ahead.

TINA XIAO:
Thank you, Amy, and good morning everyone. Joining us today from Tianli Agritech are the company's chairwoman and CEO, Ms. Hanying Li, and the Company's Chief Financial Officer, Mr. Jun Wang. I will provide translation to Ms. Li's opening remarks and on behalf of the management team, review and comment on the reporting period for Tianli Agritech. Then management will respond to your questions during the Q&A session, after management's prepared remarks.

I would like to remind our listeners who are on this call, management's prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions therefore the company claims the protection of the Safe Harbor for forward-looking statements as contained in the Private Security and Litigation Reform Act of 1995. Tianli is under no obligation to update or alter its forward-looking statements, whether it is as a result of new information, future events, or otherwise.

At this time, I would like to introduce Ms. Hanying Li, Chairwoman and CEO of Tianli Agritech. I will provide English translation for Ms. Li.

HANYING LI:	[Interpreted by Tina Xiao].

Thank you, Tina, and thank you everyone for joining Tianli's fourth quarter and full year 2013 earnings conference call today. The hog industry remained challenged in 2013 as pork demand in China was negatively affected of the outbreak of H7N9 avian flu and the government's crackdown on corruption and extravagant government spending. On the other hand, domestic pork supply continued to extend as a result of preferential government policies, such as tax breaks and subsidies, causing continued weakness in pork price through most of year in 2013.

Despite a challenging industry environment, we saw solid growth in our business in 2013, with revenues growing 25.7% to $33.35 million, and a total number of hogs sold increasing 28.9% to 149,181 hogs, as we started to see our years of investment in the black hog program and Enshi Prefecture started paying dividends for us. Our efforts to build our retail distribution network were also making significant progress, with now 12 supermarkets and 10 chain restaurants in hotels distributing our branded premium-quality pork product.

With black hog sales contributing over a third of total revenue in the fourth quarter, and our retail network continuing to expand, we believe better days lie ahead of us and excited about the prospects of our business. Thank you all for your support and attention. Next, Tina will summarize our fourth quarter and full year 2013 financial results on behalf of management team. Thank you.

TINA XIAO:
Thank you Ms. Li and good morning everyone. Next, on behalf of the management team, I will summarize some key financial results for the fourth quarter of 2013, and for the 12 months ended December 31, 2013, respectively.

For the fourth quarter that ended December 31, 2013, revenue grew 51.6% to $10.39 million from $6.86 million for the same period last year. This increase was primarily due to the black hog sales as well as sales of processed black hog pork products through retail that were resumed in April 2013, and offset by decline in revenues from our regular market hog sales., We sold a total of 42,588 hogs during the fourth quarter, compared to 30,865 hogs sold for the same period of last year. Average selling price for our hogs sold increased by 9.9% to $244 per hog from $222 per hog for the fourth quarter 2012.

Breeder hog revenues increased 16.1% to 2.14 million with total numbers of breeder hogs sold increasing 14.9% to 7,626 hogs from 6,636 hogs for the fourth quarter of last year and average selling price up 1.1% to 281 per hog from $278 per hog for the same period last year.

Regular market hog revenues decreased 15.7% to $4.22 million for the fourth quarter of 2013 as the number of regular market hogs sold decreased by 29.7% to 17,031 hogs and average selling price of regular market hogs increased 19.8% to $248 per hog.

We sold 16,867 black hogs with average selling price of $221 per hog, generating $3.72 million in revenues during the fourth quarter of 2013. We also sold 1,064 market hogs for processed pork through our retail channel during fourth quarter of 2013 with an average selling price of $285 per hog, generating $0.3 million in revenues. As of the end of 2013, our processed black hog pork products were distributing through to 12 supermarkets and 10 chain restaurants and hotels.

Gross profit for the fourth quarter of 2013 was $1.59 million, compared to $0.73 for the same period last year. Gross margin for fourth quarter of 2013 was 15.3%, significantly higher than the 10.6% for the fourth quarter of 2012 as well as 10.4% for the prior quarter. The gross margin for breeder hogs, regular market hogs, black hogs, and retail sales were 29%, 15%, 7% and 26% respectively, for the fourth quarter of 2013. As a comparison, gross margin for breeder hogs and regular market hogs was 32%, and 5%, respectively, for the same period of last year.

SG&A expenses were $1.48 million for the fourth quarter of 2013, increasing $0.74 million for the same period last year. The increase primarily reflects general and administrative expenses associated with our retail efforts.

Net loss from continuing operations for the fourth quarter of 2013 was $1.54 million compared to $0.11 million for the same period last year. Net loss for the fourth quarter 2013 included impairment charges of $1.49 million from the government mandated shutdown of Farm 8, and $0.04 million from construction in progress.

Excluding net income attributable to non-controlling interest, net loss attributable to our common shareholders for the fourth quarter 2013 was $1.22 million, a loss of $0.09 per diluted share. On a normalized basis, after excluding a non-recurring $1.49 million impairment charge from the shutdown of Farm 8, net income attributable to common shareholders was $0.31 million or $0.02 per diluted share for the fourth quarter of 2013. This compared to net loss attributable to common shareholders of $0.11 million, or a loss of $0.01 per diluted share for the same period last year.

Now shift gear to year-to-date financial results,

Revenues for the twelve months ended December 31, 2013 grew 25.7% to $33.35 million from the same period last year. This increase was due to the result of selling black hogs raised by farmers participating in our cooperative programs, the initiation of retail sales of processed black log products, offset by the decrease in revenues from our regular market hog sales. The company sold a total of 149,181 hogs with blended average selling price of $224 per hog during the twelve month period ended December 31st, 2013, compared to 115,696 hogs sold at blended average selling price of $229 per hog for the year of 2012.

Revenues for the twelve months ended December 31, 2013 from breeder hog sales increased 7.1% to $8.37 million with the number of breeder hogs sold increasing 14.8% to 30,639 hogs, and the average selling price of breeder hogs decreasing 6.8% to $273 per hog. Revenues for the twelve months ended December 31, 2013 from regular market hogs sales decreased 2.6% to $18.23 million as the number of regular market hogs sold decrease by 0.5% to 88,523 hogs and the average selling price of regular market hogs decreased 1.9% to $206 per hog. The decline in average selling prices of both breeder and regular market hogs was mainly due to (1) a decline in domestic pork demand due to the outbreak of H7N9 avian flu; (2) an increase in domestic hog supply as a result of preferential government policies (e.g. government subsidies) and (3) the central Government's new policies that promote frugality, thrift, and forbid extravagance from government spending, which further reduced pork consumption.

We sold 28,003 black hogs as bleeder and market hogs, at average selling price of $222 per hog, generating $6.21 million in revenue during the twelve months ended December 31, 2013. We also sold 2,016 market hogs for processed pork through our retail channel during the year of 2013, with an average selling price of $270 per hog, generating $0.54 million in revenue.

Gross profit for the twelve months ended December 31, 2013 was $3.02 million, compared to $3.46 million for the same period last year. Gross margin was 9.1% and 13.0% for the twelve months ended December 31, 2013 and 2012, respectively. The impact of increased feed cost and animal medicines, as well as reduced hog prices, caused a significant decrease in gross margin. The gross margin for breeder hogs, regular market hogs, black hogs, and retail sales were 28%, 1%, 5%, and 24% representatively, for the twelvemonths of 2013. As a comparison, gross margin for breeder hogs and regular market hogs were 31% and 5%, respectively, for the year of 2012.
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SG&A expenses for the twelve months ended December 31st, 2013 was $3.80 million, up $0.38 million from $3.42 million for the same period last year. The increase was primarily a result of $1.0 million of general and administrative expenses from our retail segment, partially offset by the $0.6 million reduction in overall selling expenses.

Net loss from continuing operations for the twelve months ended December 31, 2013, was $2.68 million, compared to $0.25 million for the same period of last year. Net loss for the twelve months ended December 31, 2013 reflect an impairment charge of $1.49 million related to the government mandated shutdown of Farm 8 in the fourth quarter of 2013.

After allocating net loss attributable to non-controlling interest, net loss attributable to common shareholders for the 12 months ended December 31, 2013 was $2.04 million, a loss of $0.18 per diluted share. On a normalized basis, after excluding the non-recurring impairment charges incurred in fourth quarter of 2013, net loss attributable to common shareholders was $0.51 million, a loss of $0.04 per diluted shares, for the twelve months ended December 31, 2013. This compares to net loss attributable to common shareholders of $0.21 million, or a loss of $0.02 per diluted share for the same period last year.

Now for a quick summary of our balance sheet and cash flows. As of December 31, 2013, we had approximately $10.09 million cash and cash equivalents, compared to $7.48 million as of December 31, 2012. Working capital as of December 31, 2013 was $14.95 million as compared to $8.98 million at December 31, 2012. Cash flow from operations was negative $0.11 million and $5.61 million for the twelve months ended December 31, 2013 and 2012 respectively.

Now I would like to turn the discussion over to the operator for any questions.

OPERATOR:
To ask a question, you may press "*" then "1" on your touchtone phone. If you're using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press "*" then "2."

At this time we will pause momentarily to assemble our roster. Our first question comes from Paul Bucek, private investor.

PAUL BUCEK:
I have two questions. The first one is what is the average weight for the regular market hog compared to a black hog? Is there a difference in the weight when you market them? And the second question is, in the processed hogs, are they black hogs or are they market hogs? Thank you.

TINA XIAO:	[Foreign language].

HANYING LI:	[Foreign language].

TINA XIAO:	Thank you, Paul. And according to Ms. Li's answer, the average weight for market hog and black hog are 100 kilogram; and all the processed products are black hog, not regular hog. Thank you.

PAUL BUCEK:	Okay. Thank you very much. So the weight for the market hogs and black hogs are the same, approximately?

TINA XIAO:	Yes.

PAUL BUCEK:	Okay. Thank you.

TINA XIAO:	Thank you.

OPERATOR:	Our next question comes from Mark Griffin at Triangle Capital.

MARK GRIFFIN:
Hello everyone. My question is about gross margin. Things are looking good this year. You've done a very good job and in the fourth quarter your gross margin went above 15%, and that's the highest we've seen over the last two years. Can you explain -- I know there has been turnaround and we're changing and things are growing — can you explain why the gross margin has improved and where we should expect the gross margin going forward?

TINA XIAO:	Thank you, Mark.

JUN WANG:	[Foreign language].

TINA XIAO:
According to the answer from the CFO, Mr. Jun Wang, our gross margin reached the highest level since the first quarter of 2012, which was largely driven by improvement in the selling price of hogs, and also the relatively high gross margin from the retail segment pulled the overall gross margin to some extent. For 2014, it is hard for us to make a projection with the hog price being biggest uncertainty.

OPERATOR:	Are you ready for the next question? Art Havener at Stampede Capital.

ART HAVENER:	Hi. Thank you. In terms of 2014, can you give me an idea of the breakdown of the number of hogs you expect to sell and a range of the average pricing?

ART HAVENER:
I'm interested in 2014, the company's projection for the number of hogs sold by regular hogs, black hogs, and breeder hogs. And I'm interested in just a range and the average pricing range that they expect to see at the end of the year?

TINA XIAO:	Sure. [Foreign language].

HANYING LI:	[Foreign language].

TINA XIAO:
In terms of the market regulations, the overall hog pork industry will be very weak after the traditional Chinese New Year, and also because of the hog price went down in the fourth quarter of last year, which should increase according to the situation in the past few years. We anticipate the pork price will recover in the second half of 2014 after such a long period recession. Thank you.

ART HAVENER:	Well, okay, hold on. You sold 149,000 hogs in 2013; can you give me a number that you expect to sell in 2014?

TINA XIAO:	Black hogs?

TINA XIAO:	[Foreign language].

HANYING LI:	[Foreign language].

TINA XIAO:
Okay. Currently we cannot give you the numbers for each segment, but according to the numbers from the full year 2013, we sold 30,019 black hogs. And we anticipate that we can sell 50,000 to 80, 000 black hogs to in 2014. Thank you.

ART HAVENER:	Okay. So the big growth area will be in the black hogs is what you're suggesting, is that correct?

TINA XIAO:	Yes.

ART HAVENER:	Okay. Can you also give us an idea of where the future growth focus on the company is? It is in the supermarkets, or is it in the restaurants, hotels? What areas is the future growth for the company?

TINA XIAO:	Thank you. [Foreign language].

HANYING LI:	[Foreign language].

TINA XIAO:
To serve supermarket, hotel, and restaurants will still be our main focus for our retail business And We will also expand geographic area beyond Wuhan market. And at the same time, we will increase the variety of our products.

ART HAVENER:
Okay. I have one more question. You have about $6.4 million debt outstanding. What's the intention of refinancing? Do you expect to raise more equity or to keep going with the renewal of short-term debt?

TINA XIAO:	[Foreign language].

HANYING LI:	[Foreign language].

TINA XIAO:	The refinancing issue will depend on the company’s development as well as the acceptance from both Chinese and U.S markets.

ART HAVENER:	Okay. I have more questions, but I'll get back in the queue. Thank you.

OPERATOR:	As a reminder, to ask a question, you may press "*" then "1."

Our next question comes from Diana Chen, private investor.

DIANA CHEN:
Good morning. I have one question. Has the company already shutdown the farming 8? And if not, when do you expect it to happen, and what kind of impact can you expect for your financials going forward? Thank you.

TINA XIAO:	[Foreign language].

JUN WANG:	[Foreign language].

TINA XIAO:
After the response from CFO we can get the answer. As for the 8th farm, we have obtained three months grace period to evaluate our portable assets and personnel from the local government. It is expected that we would finish all the evaluation work at the end of the first quarter of 2014. Besides, we have booked $1.49 million U.S. dollars impairment loss from Farm 8 in the 10-K, and we anticipate the loss will be offset by the compensation from the local government in 2014.

OPERATOR:	Assuming that finishes Ms. Chen's question, this concludes today's question-and-answer session. The conference is now concluded. Thank you for attending today's presentation.